[MORRISON & FOERSTER LLP LETTERHEAD]

July 31, 2008

Columbia Funds Series Trust

One Financial Center

Boston, MA 02111

Re:	Columbia Funds Series Trust (the “Trust”)

Registration Nos. 333-89661; 811-09645

Dear Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 69 to the Trust’s registration statement on Form N-1A (the “Registration Statement”) relating to the registration of an indefinite number of shares of beneficial interest of certain Funds of the Trust (collectively, the “Shares”).

We have been requested by the Trust to furnish this opinion as an Exhibit to the Registration Statement.

We have examined such records, documents, instruments, and certificates of public officials and of the Trust, made such inquiries of the Trust, and examined such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have examined documents relating to the organization of the Trust and the authorization for registration and sale of Shares of the Funds. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that:

The issuance and sale of the Shares by the Trust have been duly and validly authorized by all appropriate action, and assuming delivery of the Shares by sale or in accord with the Funds’ dividend reinvestment plan in accordance with the description set forth in the Registration Statement, as amended, the Shares will be validly issued, fully paid and nonassessable.

Columbia Funds Series Trust

July 31, 2008

Page Two

We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

In addition, we consent to the use of our name and to the reference to our Firm under the heading “Counsel” in the statement of additional information.

Very truly yours,

/s/ MORRISON & FOERSTER LLP
MORRISON & FOERSTER LLP